Exhibit 5.1

August 12, 2026

Datavault AI Inc.
2206 Market Street, Suite 2400

Philadelphia, PA 19103

Re:	Datavault AI Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Datavault AI Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, with respect to the resale from time to time by the selling stockholders of the Company (including their permitted transferees, donees, pledgees, and other successors-in-interest), as detailed in the Registration Statement (the “Selling Stockholders”), of up to 11,327,869 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 10,000,000 shares of Common Stock issued pursuant to that certain Convertible Promissory Note Amendment and Conversion Agreement, dated as of September 7, 2025 (the “Conversion Agreement”), by and between the Company and EOS Technology Holdings Inc. (f/k/a Data Vault Holdings Inc.) (“EOS Holdings”), and (ii) 1,327,869 shares of Common Stock (the “Earnout Shares”) issued by the Company to EOS Holdings in connection with that certain Letter Agreement, dated as of July  29, 2026 (the “Letter Agreement”), by and between the Company and EOS Holdings, and that certain Notice of Election and Issuance Confirmation (the “Notice of Election”) delivered by EOS Holdings to the Company pursuant to the Letter Agreement on August 3, 2026.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company, as amended from time to time, as certified as of December 23, 2025 by the Office of the Secretary of State of the State of Delaware;

(iii)	the Bylaws of the Company, and amended from time to time and as presently in effect, as certified by an officer of the Company as of August 12, 2026;

(iv)	the Letter Agreement and all exhibits, annexes, and schedules attached thereto;

(v)	the Notice of Election;

(vi)	the Conversion Agreement and all exhibits, annexes, and schedules attached thereto;

Datavault AI Inc.

August 12, 2026

(vii)	a certificate, dated as of August 12, 2026, from the Office of the Secretary of State of the State of Delaware as to the existence and good standing of the Company in the State of Delaware (the “Good Standing Certificate”); and

(viii)	resolutions adopted by the Company’s board of directors on August 12, 2026, certified by an officer of the Company, relating to the approval and ratification of the terms of the Letter Agreement.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

Datavault AI Inc.

August 12, 2026

This opinion letter is rendered solely in connection with the registration of the Shares for resale by the Selling Stockholders under the Registration Statement. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters”. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP